Exhibit 99.1

MIRATI THERAPEUTICS ANNOUNCES APPOINTMENT OF DR. BRUCE L.A. CARTER TO
BOARD OF DIRECTORS

SAN DIEGO — September 29, 2016 — Mirati Therapeutics, Inc. (NASDAQ: MRTX) today announced the appointment of Dr. Bruce L.A. Carter to the Company’s Board of Directors where he will also serve as a member of the Audit Committee and Compensation Committee, effective immediately.

“It is a privilege to welcome such a respected and accomplished professional to our board of directors,” said Charles M. Baum, M.D., Ph.D., president and CEO of Mirati. “Bruce brings a great deal of experience gained as a former CEO and seasoned pharmaceutical executive whose expertise and leadership will make a significant contribution as we aggressively advance our pipeline, including our three clinical stage programs.”

“I believe that Mirati will transform the treatment of patients with cancer using drugs that target the very specific genetic changes that drive tumor growth,” said Dr. Carter. “Joining the team at this juncture provides a great opportunity to work with respected leaders in oncology drug development and contribute to the Company’s growth strategy.”

Dr. Carter has extensive governing experience as an executive and leader in the pharmaceutical and biotechnology industries, having served as President and CEO of ZymoGenetics and as Executive Vice President and Chief Scientific Officer of Novo Nordisk.  Dr. Carter most recently served as the Executive Chairman of Immune Design Corp. and previously as a director of multiple biotechnology companies, including as non-executive Chairman of the Board of ZymoGenetics when it was sold to Bristol-Myers Squibb in 2010.  Dr. Carter currently serves as Board Chairman for Enanta Pharmaceuticals and for Xencor, Inc., and as a director of Dr. Reddy’s Laboratories in India.

Dr. Carter is also an Affiliate Professor, Department of Biochemistry at the University of Washington, Seattle, Washington and serves as Board Chair of the Infectious Disease Research Institute in Seattle, Washington and is on the Board of Directors of the TB Alliance.  Dr. Carter received a B.Sc. with Honors in Botany from the University of Nottingham, England, and a Ph.D. in Microbiology from Queen Elizabeth College, University of London.

About Mirati Therapeutics

Mirati Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing a pipeline of targeted oncology products intended to treat specific genetic and epigenetic drivers of cancer in selected subsets of cancer patients with unmet needs. Our clinical pipeline consists of three product candidates: glesatinib, sitravatinib and mocetinostat. Both glesatinib and sitravatinib are orally bio-available, spectrum-selective kinase inhibitors with distinct target profiles that are in development for the treatment of patients with NSCLC and other solid tumors. Glesatinib is in Phase 2 clinical development, and targets the MET and Axl receptor tyrosine kinase families. Sitravatinib is in Phase 1b clinical development and targets genetic alterations in the RET rearrangements, CHR4q12 amplifications, and CBL mutations. Our third product candidate is mocetinostat, an orally bio-available, Class 1 selective histone deacetylase inhibitor. Mocetinostat is in Phase 2 clinical development in combination with durvalumab, MedImmune’s anti-PD-L1 immune checkpoint inhibitor, for the treatment of patients with NSCLC. More information is available at www.mirati.com.

Contacts:

Marcy Graham

Mirati Therapeutics Inc.

Vice President, Investor Relations and Corporate Communications

(858) 332-3557

grahamm@mirati.com

Jesse Baumgartner

Stern Investor Relations

Senior Associate

(212) 362-1200

jesse@sternir.com